UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2018

ASPEN INSURANCE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

141 Front Street

Hamilton HM 19

Bermuda

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (441) 295-8201

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 — Registrant’s Business and Operations

Item 1.01 — Entry Into a Material Definitive Agreement.

On August 28, 2018, affiliates of certain investment funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO), a leading global alternative investment manager, and Aspen Insurance Holdings Limited, a Bermuda exempted company (“Aspen”) (NYSE: AHL) , entered into a definitive agreement under which Aspen will be acquired by the Apollo Funds.

The Agreement and Plan of Merger (the “Merger Agreement”) is by and among Aspen, Highlands Holdings, Ltd., a Bermuda exempted company (“Parent”), and Highlands Merger Sub, Ltd., a Bermuda exempted company and a wholly-owned subsidiary (as defined in the Merger Agreement) of Parent (“Merger Sub”). The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions set forth therein, and in the statutory merger agreement (the “Statutory Merger Agreement”), Merger Sub will merge with and into Aspen in accordance with the Companies Act 1981 of Bermuda (the “Merger”), with Aspen surviving such merger as the surviving company (the “Surviving Company”) and as a wholly-owned subsidiary of Parent.

At the effective time of the Merger, each issued and outstanding common share, par value $0.015144558 per common share, of Aspen (each, a “Company Share”) (other than any Company Shares owned by the Aspen as treasury shares or owned by a subsidiary of Aspen, Parent, Merger Sub or any of their respective subsidiaries) will be converted into the right to receive an amount in cash equal to $42.75, without interest (the “Merger Consideration”). At the effective time of the Merger, each issued and outstanding 5.95% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Share and 5.625% Perpetual Non-Cumulative Preference Share of Aspen (collectively, the “Preference Shares”) will remain issued and outstanding as a preference share of the Surviving Company, in each case, entitled to the same dividend and all other preferences and privileges, rights, qualifications, limitations, and restrictions set forth in the certificate of designations currently applicable.

At the effective time of the Merger, all outstanding performance-based restricted share units and performance-based phantom shares, whether vested or unvested, will become fully vested (with respect to any performance period that has been completed, determined based on actual level of performance achieved, and, with respect to any performance period that has not been completed, determined based on achievement of performance-based vesting requirements at target payout levels) and will be cashed out based on the per share Merger Consideration. All other outstanding restricted share unit awards, whether vested or unvested, will become fully vested and will be cashed out based on the per share Merger Consideration plus a cash amount for any accrued but unpaid dividends in respect of such awards prior to the effective time.

The Merger Agreement restricts Aspen from declaring or paying any dividends (including Aspen’s regular quarterly dividend) , other than the quarterly dividend on Aspen’s common shares that was declared and publicly announced prior to the date of the Merger Agreement with a record date of August 17, 2018 and a payment date of September 4, 2018, and periodic cash dividends on the Preference Shares, in accordance with applicable certificates of designation.

The Merger Agreement contains various customary representations and warranties from each of Aspen, Parent and Merger Sub. Aspen has also agreed to various customary covenants, including but not limited to conducting its business in the ordinary course and not engaging in certain types of transactions during the period between the execution of the Merger Agreement and the closing of the Merger. Aspen also covenants (1) to cause a special general shareholder meeting to be held to obtain approval of the Merger and the Bye-Law Amendment by Aspen’s shareholders, (2) to not solicit, enter into discussions concerning, or provide confidential information in connection with, alternative transactions, subject to a customary exception that allows Aspen under certain circumstances to provide information to and participate in discussions with third parties with respect to unsolicited alternative acquisition proposals that Aspen’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a “superior proposal” and (3) subject to certain exceptions, that its board of directors will recommend that the shareholders of Aspen vote in favor of the approval of the Merger Agreement. However, Aspen’s board of directors may, subject to certain procedural requirements set forth in the Merger Agreement, change its recommendation to Aspen shareholders to approve the Merger in response to (i) a “superior proposal” if the board of directors of Aspen has determined, after consultation with Aspen’s financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law or (ii) a material “intervening event” that first arises or becomes known to the board after the execution of the Merger Agreement and prior to receipt of Aspen shareholders’ approval, if the board of directors of Aspen has determined in good faith, after consultation with Aspen’s outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Consummation of the Merger is subject to customary closing conditions, including approval of the Merger by Aspen’s shareholders. In connection with its approval of the Merger Agreement, the board of directors of Aspen has approved an amendment to Aspen’s bye-laws (the “Bye-Law Amendment”) and has resolved to recommend approval of the Bye-Law Amendment to the shareholders of Aspen. If the holders of Company Shares approve the Bye-Law Amendment, then the approval of the Merger Agreement, the Statutory Merger Agreement and the Merger by a majority of the votes cast by holders of Company Shares and Preference Shares, voting together as a single class, at a special general meeting in accordance with Aspen’s bye-laws is required. However, if the shareholders of Aspen do not approve the Bye-Law Amendment, then the approval of the Merger Agreement, the Statutory Merger Agreement and the Merger by the affirmative vote of at least 66% of holders of Company Shares and Preference Shares, voting together as a single class, at a special general meeting in accordance with Aspen’s bye-laws is required.

Further conditions include (1) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain regulatory approvals (the “Required Approvals”), including approval of the Bermuda Monetary Authority, the U.K. Prudential Regulatory Authority, the U.K. Financial Conduct Authority, Lloyd’s, the North Dakota Department of Insurance, and the Texas Department of Insurance, (2) the absence of any injunction, judgment or ruling of a governmental authority enjoining, restraining or otherwise making illegal or prohibiting the Merger, (3) subject to specified materiality standards, the accuracy of the representations and warranties of, and performance of all covenants by, the parties as set forth in the Merger Agreement, (4) the maintenance of certain financial strength ratings of certain of Aspen’s insurance subsidiaries , and (5) no Triggering Event (as defined in the Merger Agreement) or Parent Burdensome Condition (as defined in the Merger Agreement) has occurred.

The Merger Agreement also contains certain termination rights, including Parent’s right to terminate if Aspen suffers losses exceeding $350 million resulting from certain catastrophic events occurring between July 1, 2018 and January 31, 2019. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, including termination by Parent in the event of a change in the recommendation of Aspen’s board of directors or termination by Aspen in order to enter into an alternative acquisition agreement with respect to a “superior proposal” prior to the approval by Aspen’s shareholders having been obtained, Aspen will pay Parent a termination fee of $82,935,000. The Merger Agreement also provides that Parent will be required to pay Aspen a reverse termination fee of $165,870,000, if the Merger Agreement is validly terminated for (i) Parent’s failure to close when required to do so pursuant to the Merger Agreement or (ii) a material breach by Parent of its obligations under Section 6.4 of the Merger Agreement and, at the time of the termination contemplated by this clause (ii), the conditions to Parent’s obligations to consummate the closing, other than with respect the required regulatory approvals required to be obtained by Parent, have been satisfied or would have been satisfied if the closing had occurred on such date of termination.‘

Parent has obtained equity financing commitments to finance the transactions contemplated by the Merger Agreement. The Apollo Funds have (i) committed to provide capital to Parent with an aggregate equity contribution of up to approximately $2.6 billion, subject to the terms and conditions set forth in an equity commitment letter dated August 27, 2018 and (ii) provided Aspen with a limited guarantee in favor of Aspen dated August 27, 2018 guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any reverse termination fee that may become payable by Parent.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The representations, warranties and covenants of Aspen, Parent and Merger Sub contained in the Merger Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by (i) matters specifically disclosed in Aspen’s filings with the United States Securities and Exchange Commission (“SEC”) since January 1, 2018 and (ii) confidential disclosures made in the disclosure letters delivered in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties, rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding Aspen, Parent, Merger Sub or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Aspen, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Aspen’s public disclosures.

Section 8 — Other Events

Item 8.01 — Other Events

On August 28, 2018, Aspen and Apollo issued a joint press release announcing the execution of the Merger Agreement. Copies of that press release and additional communications materials used in connection with the announcement of the Merger are furnished as Exhibits 99.1 to 99.7 to this Current Report on Form 8-K. The press release contains forward looking statements which should be read together with the important factors referred to or incorporated by reference in the “Cautionary Note Regarding Forward-Looking Statements” below.

Section 9 — Financial Statements and Exhibits

Item 9.01 — Financial Statements and Exhibits.

(d) Unless otherwise specified above, the following exhibits are furnished as part of this report:

2.1	Agreement and Plan of Merger, dated as of August 27, 2018, by and among Aspen Insurance Holdings Limited, Highlands Holdings, Ltd. and Highlands Merger Sub, Ltd.

99.1	Press Release, issued by Aspen Insurance Holdings Limited and Apollo Global Management, LLC, dated as of August 28, 2018.

99.2	Letter to Employees, dated August 28, 2018.

99.3	Manager Guidance and Talking Points, dated August 28, 2018.

99.4	Investor Relations and Media Talking Points, dated August 28, 2018.

99.5	Script for All Staff Update, dated August 28, 2018.

99.6	Letter to Client and Broker Partners, dated August 28, 2018.

99.7	Clients and Broker Partners Talking Points, dated August 28, 2018.

Additional Information and Where to Find It

This material, including the press release and other exhibits filed with this Current Report on Form 8-K, relates to a proposed merger between Aspen and an affiliate of the Apollo Funds that will be the subject of a proxy statement that Aspen intends to file with the SEC. This material does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the proxy statement or any other document that Aspen may file with the SEC or send to its shareholders in connection with the proposed merger. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR SENT TO ASPEN’S SHAREHOLDERS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain documents filed by Aspen with the SEC by writing to Investor Relations, c/o Aspen Insurance, 590 Madison Avenue, 7th floor, New York, New York 10022, United States of America, emailing mark.p.jones@aspen.co or visiting Aspen’s website at www.aspen.co.

Participants in the Solicitation

Aspen and its directors, executive officers and other members of management and employees may be deemed to be participants in any solicitation of proxies in connection with the proposed merger. Information about Aspen’s directors and executive officers is available in Aspen’s proxy statement filed with the SEC on March 19, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors and shareholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Cautionary Note Regarding Forward-Looking Statements

This report and other written or oral statements made by or on behalf of Aspen contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made under the “safe harbor” provisions of The Private Securities Litigation Reform Act of 1995. In particular, statements using words such as “may,” “seek,” “will,” “likely,” “assume,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “do not believe,” “aim,” “predict,” “plan,” “project,” “continue,” “potential,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” or their negatives or variations, and similar terminology and words of similar import, generally involve future or forward-looking statements. Forward-looking statements reflect Aspen’s current views, plans or expectations with respect to future events and financial performance. They are inherently subject to significant business, economic, competitive and other risks, uncertainties and contingencies. The inclusion of forward-looking statements in this report or any other communication should not be considered as a representation by Aspen or any other person that current plans or expectations will be achieved. Forward-looking statements speak only as of the date on which they are made, and Aspen undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

There are or will be important factors that could cause actual results to differ materially from those expressed in any such forward-looking statements, including but not limited to the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement under its terms by either party; required governmental approvals of the Merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule, and adverse regulatory conditions may be imposed in connection with any such governmental approvals; Aspen’s shareholders may fail to approve the Merger; Parent or Aspen may fail to satisfy other conditions required for the completion of the Merger, or may not be able to meet expectations regarding the timing and completion of the Merger; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, reinsurers or suppliers) may be greater than expected following the announcement of the proposed Merger; Aspen may be unable to retain key personnel; the amount of the costs, fees, expenses and other charges related to the proposed Merger may be greater than expected; and other factors affecting actual or future results, operations or conditions disclosed in Aspen’s filings with the SEC, including but not limited to those discussed under Item 1A, “Risk Factors”, in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED
(Registrant)

Date: August 28, 2018

	By:	/s/ Scott Kirk
Name: Scott Kirk
Title: Chief Financial Officer